                                                                        December 16, 2005

Stuart Diamond
22 Woodland Place
Great Neck NY, 11021

Dear Stuart:
On behalf of National Medical Health Card, I am pleased to offer you the position of Chief
Financial Officer reporting to Jim Smith, President & CEO, with an expected start date of
January 20, 2006.

Your Compensation Package:

We are pleased to offer you a compensation package consisting of the following element(s):

-        A base salary of $275,000 annually.

-        You will be eligible for participation in National Medical Health Card's Bonus Plan.
       The target bonus for your position is 50% of your base earnings. As agreed, your bonus will not be prorated. Please note that you must be on National Medical Health
       Card's payroll as an actively employed Associate in order to receive an award under the Plan.

-        You will also be eligible for participation in the Long Term Incentive plan that will equal 100% of your base salary.

-        As part of your offer, we are pleased to present you with a one time stock option grant in the amount of 75,000 options subject to the execution of the stock option agreement which will be forwarded to you shortly. Options will be awarded on the first Friday following the date of your hire. Grants made under the current National
       Medical Health Card's Stock Option Plan vest over a period of four years. One year after the date of your grant, 25% of the award, (or, 18,750 options) will vest.
       An additional 25% of the award (or, 18,750 options) will vest every year thereafter for the following three years, contingent on your being on National Medical Health
       Card's payroll as an actively employed Associate on such dates. This award does not include any other awards you may be entitled due based on other incentive programs.

-        You will also have a separation agreement that will be equal to one year of your base and benefits. (As noted in Exhibit A)

-        Non-compete equal to one year. (As noted in Exhibit D)

Employee Benefits

Immediately you will be eligible to participate in National Medical Health Card's Benefits
Program; certain of these benefits are contributory and detailed information regarding these benefits are enclosed.

Employment Policies and Procedures
In compliance with the Immigration Reform and Control Act of 1986, you must submit supporting documentation within the first three days of employment verifying your identity and eligibility for employment in the United States. In addition to completing the enclosed
Employment Eligibility Verification (I-9) Form, please bring original documents selected from the "Lists of Acceptable Documents" indicated on the back of the I-9 form and the completed form with you on the first day of employment.

Please be advised that employment at National Medical Health Card is on an at-will basis which means that employment is not for any specific period and either the Company or its
Associates can terminate the employment relationship at any time, with or without cause or notice. This letter shall not be considered as an employment agreement just as an offer of employment.

By signing this letter you are agreeing to the terms and conditions contained in it.
Additionally, you agree that these documents, taken together with our Employment
Application (Exhibit C), constitute the entire agreement and understanding between National
Medical Health Card and you. Finally, you acknowledge that any of National Medical Health
Card's policies and procedures and benefit programs may be amended from time to time by
National Medical Health Card in its sole discretion.

Stuart, we are pleased to have you join the NMHC Team. Should you have any further questions, please feel free to contact me at 516 605-6802.

Sincerely,                                            I accept this offer as stated above:

/s/ Neil Carfagna                                       /s/ Stuart Diamond    12/16/05
------------------------------                      --------------------------------------
Neil Carfagna                                             Acceptance Signature/Date Signed

Vice President, Human Resources
National Medical Health Card

                                       Exhibit A
                                                                         December 12, 2005

Stuart Diamond
22 Woodland Place
Great Neck NY, 11021

Dear Stuart:

We are pleased to offer you the executive Severance Package described below in the event that
National Medical Health Card Systems, Inc. or any of its successors or assigns ("the Company")
decides to terminate your employment for any reason other than cause or if, you terminate your employment for Good Reason. For the purposes of this Agreement, cause shall be defined as theft, embezzlement or conviction of a felony or a misdemeanor ("Cause"). For the purposes of this Agreement, "Good Reason" shall be defined as

(a)        Action by the Company that results in the material diminution of your position, authority, duties or responsibilities absent your written consent;
(b)        Reductions in your base salary, bonus target, and material reductions in retirement benefits, and/or welfare benefits.
(c)        Changes in your eligibility or reduction in your level of participation in the Company's Long Term Incentive plan that has a targeted value equal to 80% of your annual base salary.
(d)        If company moves more than 25 miles.

By signing below, you and the Company agree that if the Company decides to terminate your employment other than for Cause or if you terminate your employment for Good Reason, then you shall be entitled to receive the following payment and benefits ("Severance Package"):

        i)          severance payments equal to your then current annualized salary (1 year), payable pursuant to the Company's payroll practices;

        ii)         benefits generally payable to terminated employees under 401(k) plans, qualified benefits plans, and other employee benefit plans and as may be mandated by state or federal benefits continuation laws; and

        iii)         continuation of health insurance under the Company's group plans for the lesser of one (1) year or until you become employed by another employer offering group health coverage.

        You are required to notify the Company when you become employed by another employer. You agree to arbitrate through the expedited commercial procedures of the American
        Arbitration Association in Manhattan regarding any dispute arising under this Agreement. This
        Agreement shall be governed by New York Law.

        As a condition of receiving the executive Severance Package, you will be required to sign a separation agreement and general release in Exhibit B. Please indicate your acceptance of this executive severance Agreement by signing below.

                                                                                Very Truly Yours,

/s/ Stuart Diamond                                                /s/ Neil Carfagna
_____________________________                                        ______________________________
Stuart Diamond                                                        Neil Carfagna

                                                EXHIBIT B
                                SEVERANCE AGREEMENT AND GENERAL RELEASE

                        (PLEASE READ CAREFULLY. THIS SEVERANCE AGREEMENT AND
                        GENERAL RELEASE HAS IMPORTANT LEGAL CONSEQUENCES.)

        This Severance Agreement and General Release (the "Agreement") is between
National Medical Health Card Systems, Inc. ("Company") and _________("Employee")
and is a complete, final and binding settlement of all claims and potential claims, if any, with respect to their employment relationship. The term "Company" includes subsidiaries or related companies, directors, officers, shareholders, employees, agents, attorneys, and successors of the Company. Employee and the Company may sometimes be referred to collectively as the "Parties."

        WHEREAS, the Company and Employee have decided to terminate the
Employment Agreement with such termination being effective on _________; and

        WHEREAS, the Company and Employee have agreed on certain terms and conditions regarding the termination of Employment the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual premises and covenants set forth herein, be it agreed as follows:

1.        As of __________ Employee's employment relationship with the
Company will terminate (the "Termination Date"). This Agreement has been presented to Employee on the Termination Date.

2.        In consideration for the covenants and promises set forth herein, following the execution of the Agreement by Employee ( the "Execution Date"):

(a)        Company will pay Employee's present salary for a period
of one year (the "Severance Period"), payable in accordance with the Company's general payroll practices, less applicable federal, state, and local legally required deductions (the "Payment"). Employee acknowledges and agrees that she is not entitled to any additional wages or benefits from the Company except as set forth herein;

(b)        Company will pay the Company's portion of the premiums
for Employee's medical and dental coverage from the Execution Date through the
Severance Period;

(c)        Employee shall receive all reimbursable expenses pursuant
to the Company's T&E policy incurred through the Termination Date;

(d)        Employee shall receive all accrued vacation pay to which
Employee is entitled through and including the Termination Date;

3.        (a) As a material inducement to the Employee to enter this Agreement, and in consideration for the Company's payments to Employee as set forth in this
Agreement, and for other good and valuable consideration, as and for Employee's complete release of all statutory, contract, tort and all other claims against the Company and each of its owners, predecessors, assigns, former employees, representatives, attorneys, benefit plans, insurers, parent companies, divisions, subsidiaries, affiliates, including any and all persons acting by, through, or under or in concert with any of them
(collectively "Releasees"), Employee hereby releases and forever discharges the
Releasees from any all actions, causes of action, suits, dues, sums of money, reckonings, covenants, contracts, bonuses, controversies, agreements, claims, promises, charges, complaints and demands whatsoever in law or equity, which Employee (and Employee's heirs, executors, administrators, successors and/or assigns) may now have or hereafter can, shall, may, or may have had for, upon, or by reason of any matter, cause or actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter occurring within the course and scope of Employee's employment by the Company, up to and including the date of this Agreement, except for the rights and obligations created by this Agreement.

(b) Without limiting the generality of the foregoing, this Agreement is intended to and shall release Releasees from any and all claims, whether known or unknown, which Employee ever had, has, or may have against any Releasee with respect to Employee's employment, the terms and conditions of that employment, and/or the termination thereof, including without limitation those arising under the Civil Rights Act of 1866, 42 U.S.C.A. Section 1981, the Civil Rights Act of 1964, as amended, 42
U.S.C.A. Section 2000e, et seq., the Age Discrimination in Employment Act of 1967, as
amended, 29 U.S.C.A. Section 621 et seq., the National Labor Relations Act, 29
U.S.C.A. Section 151 et seq., the Fair Labor Standards Act, 29 U.S.C.A. Section 201 et
seq., the Labor Management Reporting and Disclosure Act of 1959, as amended, 29
U.S.C.A. Section 401 et seq., the Americans with Disabilities Act, 42 U.S.C.A. Section
12101, et. Seq., the Constitution and the laws of the United States and the State of New
York, including specifically, New York's Human Rights Law, Executive Law Section
290 et seq., or any other federal, state, or local human rights, civil rights, wage-hour, pension, or labor laws, rules and/or regulation, public policy, contract or tort law, including any and all claims for attorneys' fees, costs, disbursements, or any action similar thereto.

EMPLOYEE SPECIFICALLY ACKNOWLEDGES AND AGREES THAT BY
EXECUTING THIS AGREEMENT, SHE IS WAIVING ALL RIGHTS OR CLAIMS, IF
ANY, THAT SHE HAS OR MAY HAVE UNDER THE AGE DISCRIMINATION IN
EMPLOYMENT ACT, AS AMENDED. EMPLOYEE FURTHER ACKNOWLEDGES
AND AGREES THAT HER WAIVER OF SUCH RIGHTS OR CLAIMS IS KNOWING
AND VOLUNATARY.

        (c) Employee promises never to initiate, be represented or participate in, submit or file, or permit to be submitted or filed on or in his behalf, any lawsuit, charge, claim, complaint or other proceeding against any Releasee with any administrative agency, court, arbitrator or other forum, based upon claims that were released pursuant to this Agreement. This covenant not to sue does not affect Employee's right to test the knowing and voluntary nature of his waiver of rights under the Older Workers Benefit
Protection Act of 1990.

        (d) If Employee materially breaches any of his promises contained in this paragraph 4 by filing a lawsuit or administrative charge based on claims that he has released, Employee will indemnify the Company and/or any Releasee for any costs, including reasonable attorneys' fees, that the company and/or any Releasee may incur as the result of Employee's breach. In addition, if Employee materially breaches the promises made in any of this Agreement, he must repay all benefits previously received in accordance with paragraph 2 of this Agreement, upon the Company's reasonable demand, and Company shall cease making further payments, if any, pursuant to paragraph 2 above.

        4.        Employee agrees to keep in strictest confidence and trust all proprietary information of the Company and not to disclose, use or induce or assist in the use or disclosure of any proprietary information of the Company without its express written consent. Furthermore, Employee represents and warrants that he has returned to the
Company any and all identification cards, files, books, records, materials, equipment or documents in his possession or under his control that were provided to or obtained by him in connection his employment.

        5.        The Company hereby releases and forever discharges the Employee from any and all statutory, contract, tort, or all other claims against the Employee, including all actions, causes of actions, suits, dues, sums of money, reckonings, covenants, contracts, controversies, agreements, claims, promises, charges, complaints and demands whatsoever in law or equity which the Company (and Company's predecessors, successors and/or assigns and affiliates) may now have or hereafter can, shall, may or may have had for, upon, or by reason of any matter, cause or actual or alleged act or omission, transaction, practice, conduct, occurrence or other matter within the course and scope of Employee's employment by the Company, up to and including the date of this
Agreement, except for the rights and obligations created by this Agreement and the rights and obligations of Employee, if any, which may survive under the Employment
Agreement.

        6.        Employee agrees that the existence and terms of this Agreement shall remain confidential to the parties and that Employee shall not disclose this information to any person or entity, except to Employee's spouse, financial and legal advisors, or as compelled by law, with the instructions that they should not disclose the terms or existence of this Agreement to any person or entity. Employee understands and agrees that disclosure by is spouse, financial advisor or other person or entity shall be treated as a breach of this Agreement by Employee.

        7.        The parties hereto further agree to never to make any statements or comments, whether oral or written to any person or entity that would tend to disparage or harm the other. Both parties understand and agree that violation of this paragraph shall be treated as a breach of this Agreement.

        8.        Employee represents that he is not aware of any breach of contract, wrongdoing or liability by the Company, and Employee expressly agrees that this
Agreement is not and shall not in any way be deemed to constitute an admission or evidence of any breach of contract, wrongdoing or liability on the part of the Company, nor of any violation of any federal, state or municipal statute, regulation or principle of common law or equity.

        9.        Employee agrees to make herself reasonably available in connection with any information the Company requires relating to the services Employee had provided to
Company, including any litigation the Company is or may become involved in to which the Employee has knowledge. Company agrees to provide employee with reasonable notice in connection with any depositions or court appearances where her presence is
necessary. The Company shall pay   Employee's travel expenses in this regard.
Employee and Company shall agree on a per diem fee for any time greater than two days the Employee is required to make herself available in person pursuant to this paragraph.

        10.        The Employee covenants and agrees that for a period of two (2) years following the termination for any reason of such employment the Executive shall not, either directly or indirectly (i) solicit or divert or appropriate to or for any competing business, or (ii) attempt to solicit, divert or appropriate to or for any competing business, any PBM Services offered, sold or provided by the Company to or from those entities who are now clients of the Company, joint venturers, or partners with the Company or parties to which Company has submitted a proposal to offer any products or services to customers of Third Party Clients within six (6) months prior to such termination. As used herein, "Third Party Clients" shall mean those institutions and businesses whose clients, customers or members are solicited by the Company for the purchase of PBM services.
For the purposes of this paragraph "PBM Services" shall mean, services associated with the prescription benefit management business, including but not limited to: (i) claims administration, (ii) establishment and administration of a pharmacy network and benefits,
(iii) mail order pharmacy services (by phone, fax or internet), (iv) drug utilization review,
(v) disease state management and delivery of specialty pharmacy benefits, (vi) formulary creation and administration, (vii) rebate negotiation and administration, (viii) therapeutic substitution programs, and (ix) medical intelligence and informatics products.

        11.        The Employee covenants and agrees that during her employment by the
Company, and for a period of two (2) years following termination, for any reason, of such employment, she will not, either directly or indirectly, on her own behalf or in the service or on behalf of others, solicit, divert or hire away, or attempt to solicit, divert or hire away, to any competing business any person employed by the Company, whether or not such employee is a full-time employee or a temporary employee of the Company, and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will.

        12.        Employee acknowledges that Employee has received a copy of this
Agreement and that the Company has informed Employee that Employee should consult with an attorney in connection with it. Employee acknowledges that Employee's decision to consult with an attorney or not to consult with any attorney was made without influence by the Company. Employee further acknowledges that Employee has had at least 21 days in which to consider, execute, and return this Agreement. Notwithstanding
Employee's right to consider this Agreement for 21 days, if Employee signs this
Agreement before the expiration of the 33-day period, Employee will have done so knowingly and voluntarily, and will have expressly waived employee's right to consider this Agreement for the balance of the 33 day period.

        13.        This Agreement shall not become effective until ten (10) days after the date Employee executes the Agreement, and Employee may cancel this Agreement within ten (10) days of the date Employee executes it, except that any cancellation must be in writing, signed by Employee, and delivered to the company.

14.        This Agreement is made in the State of New York. This Agreement is to be interpreted under the laws of the State of New York without regard to conflict of laws principles.

        15.        This is the entire Agreement between the Employee and the Company and supercedes any and all prior agreements or understandings between the Parties, whether written or oral, pertaining to Employee's employment with the Company. This
Agreement may only be amended or modified by a written document signed by both
Parties. The Company has made no promises to Employee other than those in this
Agreement.

16.        Should any provision of this Agreement be declared or determined by any court to be illegal, invalid or unenforceable, the validity of the remaining parts, terms and provisions shall not be effected thereby and any said illegal, invalid or unenforceable part, terms or provisions shall be deemed stricken and severed from this Agreement.

17.        EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS
CAREFULLY READ THIS AGREEMENT; THAT EMPLOYEE HAS HAD AT
LEAST 21 DAYS IN WHICH TO CONSIDER AND RETURN THIS AGREEMENT;
THAT EMPLOYEE HAS HAD AN OPPORTUNITY TO CONSULT WITH ANY
ATTORNEY OF EMPLOYEE'S CHOICE IN CONNECTION WITH THIS
AGREEMENT; THAT EMPLOYEE FULLY UNDERSTANDS THE TERMS,
CONDITIONS, AND SIGNIFICANCE AND CONSEQUENCES OF THIS
AGREEMENT; AND THAT EMPLOYEE HAS EXECUTED THIS AGREEMENT
KNOWINGLY AND VOLUNTARILY, AND OF EMPLOYEE'S OWN FREE WILL.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date below.

National Medical Health Card Systems, Inc.

By:___________________________                                By:______________________

Date:__________________________                                Date:_____________________

STATE OF NEW YORK        )
                                : ss.:
COUNTY OF                         )

        On_______________, 2005, before me personally came _________________, to me known and known to me to be the individual described in any who executed the foregoing Agreement and duly acknowledges to me that he executed the same.

________________________
NOTARY PUBLIC

STATE OF NEW YORK        )
                                : ss.:
COUNTY OF                         )

        On ____________, 2005, before me personally came _________________, to me known, who, by me duly sworn, did depose and say that he is the
_______________________of NMHCRX, the corporation described in and which executed the foregoing Severance Agreement and General Release, that he has been authorized by the Board of Directors of the Corporation to execute the Release and signed his name by like order.

________________________
NOTARY PUBLIC

                                        EXHIBIT D

                                    EMPLOYEE COVENANT

Date:              12/16/2005

To:                 Stuart Diamond

Your employment by the Company is consideration for, and is conditional upon, your acknowledgment and acceptance of the following terms and conditions of your employment. Please carefully read this letter agreement since it involves significant legal obligations. Should you have any questions with regard to it, please do not hesitate to discuss them with the undersigned. We also encourage you, should you feel it necessary, to consult an attorney with regard to this letter agreement and your obligations under it.

We are very proud of our corporate culture. We believe that open communication between the Company and its employees and treating each other fairly and with respect are critical to our success and to creating an environment in which we are able to enjoy our work. We mention this in this document not because it sounds good, but because we really live it. Consequently, we want your assurance that should there ever come a time during your employment with the Company that you are dissatisfied with any aspect of your employment, you will communicate such dissatisfaction to the person to whom you directly report, or, if that is not comfortable for you, to the Human Resources
Department.

1. Services, Employment At-Will, Use of Company Property.

A. While you are employed by the Company, you will devote your entire and exclusive business and professional time, attention, energy, loyalty and skill to the business of the Company. In addition, you will use your reasonable efforts to preserve for the Company the goodwill of customers and others with whom the Company establishes business relationships during your employment and to advance the reputation of the Company.

B. You will be an employee-at-will; your employment may be terminated by you or the Company at any time, with or without cause. Neither this letter agreement, any employee handbook, or any other document of the Company gives you any contractual right, either express or implied, to remain in the employ of the Company.
The at will nature of your employment may not be modified except in a written document signed by both you and the President or the Human Resources Director of
the Company.

C. You will not use the Company's premises, facilities, or equipment for personal purposes.

2. Right to Change Pay Practices, Policies, Procedures, and Benefits. The Company shall have the right, at any time without prior notice, to change, modify, amend, or terminate any pay practice, employment policy or procedure, or employment benefit plan or program in effect upon the commencement of your employment or adopted subsequently.

3. Representations and Warranties. You represent and warrant that: you are not under any obligation to any third party which could interfere with your performance under this letter agreement; and your performance of your obligations to the Company during your employment with the Company will not breach any agreement by which you are bound not to disclose any proprietary information.

4. Disclosure, Ownership and Protection of Proprietary Information and Property .

A. You will as soon as practicable disclose to the Company all Inventions (as herein defined). "Inventions" shall mean all ideas, potential marketing and sales relationships, inventions, research, plans for products or services, marketing plans, software (including, without limitation, source code), know-how, trade secrets, information, data, developments, discoveries, improvements, modifications, technology, and designs, whether or not subject to patent or copyright protection, made, conceived, expressed, developed, or actually or constructively reduced to practice by you solely or jointly with others during your employment with the
Company, which refer to, are suggested by, or result from any work which you may do during your employment, or from any information obtained from the Company.

B. The Inventions shall be the exclusive property of the Company, and are hereby assigned by you to the Company; the Company shall have the exclusive right to use the Inventions for all purposes without additional compensation to you. At the
Company's expense, you will assist the Company in every proper way to protect the Inventions throughout the world, including, without limitation, executing in favor of the Company patent, copyright, and other applications and assignments relating to the
Inventions.

C. You will not disclose, publish or otherwise use, either during your employment by the Company or after the termination of your employment, except in the performance of your duties for the benefit of the Company, any Confidential Information (as herein defined). "Confidential Information" shall mean all of the Company's proprietary information, technical data, trade secrets, and know-how which is disclosed to you, which you may acquire or develop, or which you may observe in the course of your employment by the Company and which at the time of disclosure is not previously known by you and not known or used by others in the trade generally, does not become generally available to the trade through no fault of yours, and does not become rightfully available to you on a non-confidential basis from a source other than the Company, including, without limitation, research, product plans, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, marketing and other plans, and financial data and information.
"Confidential Information" shall also mean information received by the Company from customers of the Company or other third parties subject to a duty to keep confidential and financial, pricing, and credit information regarding customers, clients, or vendors of the Company. Upon termination of your employment, you shall promptly deliver to the Company, in whatever form or medium, all files, drawings, blueprints, specifications, reports, notebooks, and other materials containing any
Confidential Information which are in your possession or control.

5. Restrictive Covenants. A. Covenants Against Competition. While employed by the Company, you shall not in any manner, directly or indirectly, as an employee, employer, consultant, agent, principal, partner, manager, stockholder, officer, director, or in any other individual or representative capacity, engage in or become interested in the business of prescription benefit management or administration, pharmacy benefit administration or management, disease benefit management or administration, specialty pharmacy or any similar or related activities (any person or entity who or which engages in any of the foregoing is hereinafter referred to as a "Competitor").
Notwithstanding the foregoing, you may own less than five percent (5%) of the issued and outstanding capital stock of any publicly traded company listed on a national securities exchange which is a Competitor and such ownership shall not constitute a violation of this provision.

B. Covenants Against Hiring Certain Employees. While employed by the Company and for a period of one (1) year after termination of your employment you shall not in any manner, directly or indirectly:

        (i) solicit for employment or employ any person who was employed by the
Company during your employment with the Company;

        (ii) call on, solicit, or take away from the Company for or on behalf of yourself or any Competitor any person or entity who or which was a customer or client of the
Company during your employment with the Company, provided that, this clause (iii)
shall apply for the period of one (1) year after the termination of your employment only with respect to customers or clients of the Company (x) with whom or which you had developed a relationship as a result of your employment with the Company or (y) in connection with whom or which you had access during your employment with the Company to proprietary or trade secret information of the Company.

C. Covenant Against Certain Employment. While employed by the Company and for one year after you are terminated for lawful cause or voluntarily resign from the
Company, you will not work as an employee, employer, consultant, agent, principal, partner, manager, stockholder, officer, director, or in any other individual or representative capacity for any Competitor.

D. Injunctive Relief and Severability.

(i) You agree that the remedy at law for any breach of the provisions of
Section 4 (Disclosure, Ownership and Protection of Proprietary Information and
Property) or this Section 5 (Restrictive Covenants) of this letter agreement shall be inadequate and the Company shall be entitled to injunctive or other equitable relief in addition to any other remedy it might have.

(ii) The Company and you agree and acknowledge that the covenants described in Paragraphs A, B, and C of this Section 5 are made in consideration of substantial compensation payable in connection with your employment with the
Company. In consequence of this the Company and you agree and acknowledge that the duration, and scope included in such covenants are fair, reasonable, necessary, and appropriate, and will not prevent you from engaging in profitable business activities or employment. Nevertheless, should a court determine that such duration or scope are not reasonable, such restrictions shall be interpreted, modified, or rewritten to include as much of such duration or scope as will render such restrictions valid and enforceable.

6. Severability. In the event any of the provisions of this letter agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, the other provisions of this letter agreement shall remain in full force and effect.

7. Survival. All terms and conditions of this letter agreement which should by their nature survive the termination of your employment with the Company shall so survive.

8. Governing Law. This letter agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of New York governing agreements made and to be fully performed therein.

Jonathan Friedman
VP of Legal Affairs
Date: 12/16/2005

I have carefully read the terms and conditions of the above and acknowledge and accept the terms and conditions of this letter agreement.

Signature:      /s/ Stuart Diamond

Print Name:   Stuart Diamond

Date:                12/16/05